UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2007

DexCom, Inc.
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

5555 Oberlin Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry Into a Material Definitive Agreement.

On February 28, 2007 DexCom, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”), as amended on March 6, 2007, under which it agreed to sell $40 million aggregate principal amount of its 4.75% Convertible Senior Notes due 2027 (the “Notes”) to Piper Jaffray & Co. (the “Initial Purchaser”).  The Purchase Agreement also granted the Initial Purchaser an option to purchase up to an additional $20 million aggregate principal amount of additional notes (the “Additional Notes”).

The closing of the sale of the Notes is expected to occur on March 9, 2007.

The Notes will be governed by an indenture (the “Indenture”), between the Company and Wells Fargo Bank, National Association as trustee (the “Trustee”).

The Notes will be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) based on a conversion rate of 128.2051 shares of Common Stock per $1,000 principal amount of the Notes (which is equal to an initial conversion price of approximately $7.80 per share), subject to adjustments, at any time prior to the close of business on March 15, 2027.

The Notes will bear interest at a rate of 4.75% per year.  Interest on the Notes will be payable semiannually in arrears in cash on March 15 and September 15 of each year, beginning September 15, 2007.  Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Holders of the Notes have the option to require the Company to repurchase their Notes in the event of certain specified fundamental changes, including a change of control.  The repurchase price would be 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any.

The Company will have the right to automatically convert the Notes if the closing price of its common stock exceeds 150% of the conversion price for at least twenty trading days during any thirty day period.  If such an automatic conversion occurs before March 15, 2010, the Company will be required to pay additional interest in cash, or, at its option, in shares of its common stock.

In addition, the holders of the Notes may require the Company to repurchase the Notes for cash on March 15, 2012, March 15, 2017 and March 15, 2022 at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest.

In connection with the sale of the Notes, the Company will enter into a registration rights agreement with the Initial Purchaser (the “Registration Rights Agreement”).

The Company estimates that the net proceeds from the offering, not including proceeds resulting from the exercise of the Initial Purchaser’s option to purchase the Additional Shares, will be approximately $38.2 million, after deducting discounts, commissions and estimated expenses.

The Company intends to use the net proceeds for working capital and general corporate purposes.  The Company intends to use a portion of the net proceeds from the sale of Additional Notes, if any, to enter into call spread transactions on its common stock that will relate to the entire amount of Notes and Additional Notes that the Company issues in order to reduce the potential dilution from conversion of the Notes and Additional Notes.

The above descriptions of the Indenture, the Notes, the Additional Notes and the Registration Rights Agreement are summaries only.

Item 2.03:  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 6, 2007, the Company issued $40 million aggregate principal amount of the Notes.

The Notes and the underlying Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Additional terms and conditions of the Notes are contained in Item 1.01 and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.
By:	/s/ Steven J. Kemper
Steven J. Kemper Chief Financial Officer

Date:  March 6, 2007